EXHIBIT 22.1                 REORGANIZATION OF T2 LOGIC

CORPORATE RESOLUTIONS FROM
THE SPECIAL SHAREHOLDERS MEETING
OF T2 LOGIC CORPORATION
HELD ON
MARCH 20, 1998

     At a Special Shareholders Meeting of T2 Logic Corporation, held on March 20, 1998 at 10:00 a.m. Pacific Standard Time, at 5505 E. Carson Street, Suite 341, Lakewood California, the following measures were voted on, and resolved:
IT WAS RESOLVED THAT, the Corporation increase the number of authorized shares of common stock from Twenty-Five Million (25,000,000) to One Hundred Million (100,000,000); and,

FURTHER RESOLVED THAT, the Corporation complete a Plan of Reorganization with Harrison Industries, Inc., a Wyoming Corporation, in exchange for Fifty million shares of authorize, but unissued common stock common voting stock, pursuant to Internal Revenue Code 368(a)(1)(b) 1986, as amended; and,

FURTHER RESOLVED THAT, the Corporation's newly elected Directors to take office on March 23, 1998 are:
     Sonny H. Luu, Vice Chairman            James A. Davis, Chairman
Russell F. Ornburn                     Thomas S. Sitosky      Howard B.
Frantom                      Stephen O. Stephens      Mai Lynh

FURTHER RESOLVED THAT, the Corporation's newly elected Officers to take office March 23, 1998 are:
     James A. Davis, President
     Sonny H. Luu, Exec. Vice-President
     Howard B. Frantom, Vice-President/Chief Operations Officer      Thomas S.
Sitosky, Vice-President/Chief Planning Officer      Dough Hoang,
Vice-President/Chief Financial Officer
     Mai Lynh, In-Country Director/Vietnam

FURTHER RESOLVED THAT, the Corporation's name will change from T2 Logic Corporation to the new name of Harrison Digicom, Inc. Name change to take effect on March 23, 1998; and,

FURTHER RESOLVED THAT, the Corporation's common stock trading symbol be changed from "TTOO" to "HARR" or other relevant symbol.

     There being no other business to come before the shareholders, the meeting was adjourned. All shareholders measures ratified above will take effect on March 23, 1998.

/s/TAI Q. TRAN
TAI Q. TRAN
President, Secretary and Director
March 20, 1998